Exhibit 1.1

ARTICLES OF INCORPORATION

OF

TAIWAN SEMICONDUCTOR MANUFACTURING

COMPANY LIMITED

Section I - General Provisions

Article 1

The Corporation shall be incorporated, as a company limited by shares, under the Company Law of the Republic of China, and its name shall be 台灣積體電路製造股份有限公司 in the Chinese language, and Taiwan Semiconductor Manufacturing Company Limited in the English language.

Article 2

The scope of business of the Corporation shall be as follows:

1.	Manufacturing and sales of integrated circuits and assembly of other semiconductor devices in wafer form at the order of and pursuant to product design specifications provided by customers.

Provision of packaging and testing services related to the above services.

Providing computer assisted design services and technology for integrated circuits.

Providing mask making and mask design services.

(CC01080 Electronics Components Manufacturing)

2.	Researching, developing, designing, manufacturing and selling LED lighting devices and related applications products and systems.

(CC01080 Electronics Components Manufacturing)

(CC01040 Lighting Equipment Manufacturing)

3.

Researching, developing, designing, manufacturing and selling renewable energy and efficiency related technologies and products, including solar cells, solar photovoltaic modules and their related systems and applications.

(CC01080 Electronics Components Manufacturing)

(IG03010 Energy Technical Services)

(CC01090 Manufacture of Batteries and Accumulators)

4.	Selling recycled and processed chemical, metal, plastic and other industrial products, and fertilizer derived from the Corporation’s operating activities.

(C801990 Other Chemical Materials Manufacturing)

(C802990 Other Chemical Products Manufacturing)

(CA02990 Other Metal Products Manufacturing)

(C805990 Other Plastic Products Manufacturing)

(C801110 Fertilizer Manufacturing)

(CZ99990 Manufacture of Other Industrial Products Not Elsewhere Classified)

Article 3

The Corporation shall have its head office in Hsinchu Science Park, Taiwan, Republic of China, and shall be free, upon approval of government authorities in charge, to set up representative and branch offices at various locations within and without the territory of the Republic of China, wherever and whenever the Corporation deems it necessary or advisable to carry out any or all of its activities.

Article 4

Public announcements of the Corporation shall be made in accordance with the Company Law and other relevant rules and regulations of the Republic of China.

Article 5

The Corporation may provide endorsement and guarantee and act as a guarantor.

Article 6

The total amount of the Corporation’s reinvestment shall not be subject to the restriction of not more than forty percent of the Corporation’s paid-up capital as provided in Article 13 of the Company Law. Any matters regarding the reinvestment shall be resolved in accordance with the resolutions of the Board of Directors.

Section II - Capital Stock

Article 7

The total capital stock of the Corporation shall be in the amount of 280,500,000,000 New Taiwan Dollars, divided into 28,050,000,000 shares, at ten New Taiwan Dollars each, and may be paid-up in installments.

The Corporation may issue employee stock options from time to time. A total of 500,000,000 shares among the above total capital stock should be reserved for issuing employee stock options.

Where the Corporation issues employee restricted shares, qualified employees of its subsidiaries may be eligible for the granting of such shares.

Article 8

The Corporation may issue shares without printing share certificate(s). If the Corporation decides to print share certificates for shares issued, the Corporation shall comply with relevant provisions of the Company Law and relevant rules and regulations of the Republic of China.

Article 9

The share certificates of the Corporation shall all be name-bearing share certificates, and issued in accordance with the Company Law and relevant rules and regulations of the Republic of China.

Article 10

All transfer of stocks, pledge of rights, loss, succession, gift, loss of seal, amendment of seal, change of address or similar stock transaction conducted by shareholders of the Corporation shall follow the “Guidelines for Stock Operations for Public Companies” unless specified otherwise by law and securities regulations.

Article 11

Registration for transfer of shares shall be suspended sixty (60) days immediately before the date of regular meeting of shareholders, and thirty (30) days immediately before the date of any special meeting of shareholders, or within five (5) days before the day on which dividend, bonus, or any other benefit is scheduled to be paid by the Corporation.

Article 12

Shareholders’ meetings of the Corporation are of two types, namely: (1) regular meetings and (2) special meetings. Regular meetings shall be convened, by the Board of Directors, within six (6) months after the close of each fiscal year. Special meetings shall be convened in accordance with the relevant laws, rules and regulations of the Republic of China.

Shareholders’ meetings of the Corporation may be held through remote video conferencing, or in other forms as and to the extent permitted by relevant government authorities in charge.

Article 13

All shareholders shall receive notice for the convening of shareholders’ meetings, at least thirty (30) days in advance, in case of regular meetings; and at least fifteen (15) days in advance, in case of special meetings. The purpose(s) for convening any such meeting shall be clearly stated in the notices given to the shareholders. Notices shall be in Chinese, and English when necessary.

Article 14

Except as provided in the Company Law of the Republic of China, shareholders’ meetings may be held if attended by shareholders in person or by proxy representing more than one half of the total issued and outstanding capital stock of the Corporation, and resolutions shall be adopted at the meeting with the concurrence of a majority of the votes held by shareholders present at the meeting. According to regulatory requirements, shareholders may also vote via an electronic voting system, and those who do shall be deemed as attending the shareholders’ meeting in person; electronic voting shall be conducted in accordance with the relevant laws and regulations.

Article 15

Each share of stock shall be entitled to one vote.

Article 16

If a shareholder is unable to attend a meeting, he/she may appoint a representative to attend it, and to exercise, on his/her behalf, all rights at the meeting, in accordance with Article 177 of the Company Law and other relevant laws, rules and regulations. Unless otherwise stipulated by applicable laws or regulations, a representative does not need to be a shareholder of the Corporation.

Article 17

The shareholders’ meeting shall be presided over by the Chairman of the Board of Directors of the Corporation. In his absence, either the Vice Chairman of the Board of Directors, or one of the Directors shall preside in accordance with Article 208 of the Company Law.

Article 18

The resolutions of the shareholders’ meeting shall be recorded in the minutes, and such minutes shall be signed by or sealed with the chop of the chairman of the meeting. Such minutes, together with the attendance list and proxies, shall be filed and kept at the head office of the Corporation. The minutes shall be drafted in both the Chinese language and the English language.

Section III - Directors

Article 19

The Corporation shall have seven to ten Directors. The Board of Directors is authorized to determine the number of Directors.

The aforesaid Board of Directors must have at least three independent directors.

Article 19-1

For the election of Directors, each share has the same voting rights equal to the number of Directors to be elected, and a shareholder may cast all his/her voting rights to one candidate or among several candidates; those candidates receiving more voting rights shall be elected as Directors.

Directors shall be elected by adopting candidates nomination system as specified in Article 192-1 of the Company Law. The nomination of directors and related announcement shall comply with the relevant regulations of the Company Law and the Securities and Exchange Law. The election of independent directors and non-independent directors shall be held together; provided, however, the number of independent directors and non-independent directors elected shall be calculated separately.

Article 19-2

In compliance with Articles 14-4 of the Securities and Exchange Law, the Corporation shall establish an Audit Committee, which shall consist of all independent directors. The Audit Committee or the members of Audit Committee shall be responsible for those responsibilities of Supervisors specified under the Company Law, the Securities and Exchange Law and other relevant regulations.

Article 20

The term of office for Directors shall be three (3) years, and all Directors shall be eligible for re-election.

Article 21

Except as otherwise provided in the Company Law of the Republic of China, a meeting of the Board of Directors may be held if attended by a majority of total Directors and resolutions shall be adopted with the concurrence of the majority of the Directors present at the meeting.

Article 22

The Directors shall elect from among themselves a Chairman of the Board of Directors, and may elect a Vice Chairman of the Board of Directors, by a majority in a meeting attended by over two-thirds of the Directors. The Chairman shall not have a second or casting vote at any meeting of the Board of Directors. The Chairman of the Board of Directors shall have the authority to represent the Corporation.

Article 23

Except the first Board meeting of every term of the newly elected Board of Directors, which shall be convened by the Director who has received the largest number of votes after such new election, meetings of the Board of Directors shall be convened by the Chairman of the Board of Directors, upon written notice mailed to all the other Directors, at least fourteen days, unless in case of urgent circumstances, prior to the date of the meeting, specifying the date and place of the meeting and its agenda. The meeting of the Board of Directors shall be held at least once every quarter. Such prescribed notices may be waived in writing by any Director, either before or after the meeting. The meetings of the Board of Directors may be convened, at any time, without such prescribed notice in case of urgent circumstances. Notices shall be written in both the Chinese language and the English language. Personal attendance at a meeting will represent a waiver of the notice. Any Director attending the meeting via video conference shall be deemed attending the meeting in person.

Article 24

The Chairman of the Board of Directors shall preside over all meetings of the Board of Directors. In addition, the Chairman shall have the right to execute documents in accordance with the resolutions of the Board of Directors in the name and on behalf of the Corporation as well as acting on behalf of the Board pursuant to Board resolutions and the Corporation’s objectives when the Board is not in session. In his absence, the Vice Chairman of the Board of Directors, or any one of the Directors shall be acting for him according to Article 208 of the Company Law.

Article 25

A Director may, by written authorization, appoint another Director to attend on his behalf any meeting of the Board of Directors, and to vote for him on all matters presented at such meeting, but no Director may act as proxy for more than one other Director.

Article 26

The Directors shall exercise their functions by resolutions adopted at meetings of Shareholders and the Board of Directors.

Article 27

In the case that vacancies on the Board of Directors exceed, for any reason, one third of the total number of the Directors, then the Board of Directors shall convene a shareholders’ meeting to elect new Directors to fill such vacancies in accordance with relevant laws, rules and regulations. Except for the election of new Directors across the board, the new Directors shall serve the remaining term of the predecessors.

Article 28

The Board of Directors is authorized to determine the salary for the Chairman, Vice Chairman and Directors, taking into account the extent and value of the services provided for the management of the Corporation and the standards of the industry within the R.O.C. and overseas.

Section IV - Management of the Corporation

Article 29

The Corporation may, by resolution of the Board of Directors, appoint one or more Chief Executive Officer, President(s), Vice President(s) or such other officers to meet the Corporation’s operational or managerial needs.

The Chief Executive Officer shall cause to be prepared and furnished to the Board of Directors of the Corporation a balance sheet of the Corporation and related statements of income and loss, as of the end of each calendar month, quarter and year. Quarterly statements shall be furnished no more than forty-five (45) days after the end of each quarter, and year-end statements shall be furnished no more than ninety (90) days after the end of each year. Such financial statements shall be prepared in accordance with generally accepted accounting principles applied in the Republic of China on a consistent basis. Such statements shall be accompanied by a certification of the Corporation that such statements have been so prepared. Subject to the policies of the Corporation, the officers as stated in the previous paragraph shall be responsible for the overall control of allocated business and operation of the Corporation and shall make reports to the Board of Directors, and shall also supervise and control day-to-day business and operation of the Corporation in accordance with the policies of the Board of Directors headed by the Chairman. The Vice President-Finance shall have special responsibility for the financial affairs and accounting of the Corporation.

Article 30

The Chief Executive Officer reports to the Board of Directors. The President(s), Vice President(s) and other officers shall perform such duties as designated by the Chief Executive Officer or the Board of Directors.

Article 31

Subject to the provisions of the Company Law of the Republic of China and these Articles of Incorporation, all actions of the Corporation’s employees shall be in conformance with, and in furtherance of, the directions of the Board of Directors.

Section V - Financial Reports

Article 32

The fiscal year for the Corporation shall be from January 1 of each year to December 31 of the same year. After the close of each fiscal year, the following reports shall be prepared by the Board of Directors, and submitted to the regular shareholders’ meeting for acceptance:

1.	Business Report;

2.	Financial Statements;

3.	Proposal Concerning the Distribution of Earnings or Covering of Losses.

Article 33

The distribution of earnings or the covering of losses may be made on a quarterly basis after the close of each quarter. When the earnings are to be distributed in cash, the distribution shall be approved by the Board of Directors in accordance with Article 228-1 and Paragraph V of Article 240 of the Company Law and reported to the shareholders’ meeting, instead of being submitted to the shareholders’ meeting for acceptance.

The Corporation shall not pay dividends or bonuses to shareholders when there are no earnings. When allocating the earnings, the Corporation shall first estimate and reserve the taxes to be paid, offset its losses, set aside a legal capital reserve at 10% of the remaining earnings provided that the amount of accumulated legal capital reserve has not reached the amount of the paid-in capital of the Corporation, then set aside a special capital reserve in accordance with relevant laws or regulations or as requested by the authorities in charge.

Before paying dividends or bonuses to shareholders, the Corporation shall set aside not more than 0.3% of its profits of the period for which the Corporation distributes the earnings as compensation to its directors and not less than 1% as profit sharing bonuses to its employees; provided, however, that the Corporation shall have reserved a sufficient amount to offset its accumulated losses. Directors’ compensation is governed by the rules set by the Board of Directors; directors who also serve as executive officers of the Corporation are not entitled to receive compensation to directors. Employees’ profit sharing bonuses are resolved by a majority vote at a Board of Directors meeting attended by at least two-thirds of the total number of directors and shall be reported to the shareholders’ meeting. The Corporation may issue profit sharing bonuses to employees of an affiliated company meeting the conditions set by the Board of Directors or, by the person duly authorized by the Board of Directors.

After the Corporation has set aside the capital reserves pursuant to the second Paragraph of this Article, the balance left over shall be allocated according to the applicable laws and regulations, the relevant rules set forth herein, and the following principles: Earnings may be distributed in total after taking into consideration financial, business and operational factors. Earnings of the Corporation may be distributed by way of cash dividend and/or stock dividend. Since the Corporation is in a capital-intensive industry at the steady growth stage of its business, distribution of earnings shall be made preferably by way of cash dividend. Distribution of earnings may also be made by way of stock dividend, provided however, the ratio for stock dividend shall not exceed 50% of total distribution.

In case there are no earnings for distribution, or the earnings are far less than the earnings actually distributed by the Corporation previously, or considering the financial, business or operational factors of the Corporation, the Corporation may allocate a portion or all of its reserves for distribution in accordance with relevant laws or regulations or the orders of the authorities in charge. When the reserves are to be distributed in cash, the distribution may be approved by the Board of Directors in accordance with Article 241 of the Company Law and reported to the shareholders’ meeting, instead of being submitted to the shareholders’ meeting for acceptance.

Section VI - Supplementary Provisions

Article 34

The internal organization of the Corporation and the detailed procedures of business operation shall be determined by the Board of Directors.

Article 35

In regard to all matters not provided for in these Articles of Incorporation, the Company Law of the Republic of China shall govern.

Article 36

These Articles of Incorporation are agreed to and signed on December 10, 1986 by all the promoters of the Corporation, and the first Amendment was approved by the shareholders’ meeting on April 28, 1987, the second Amendment on November 27, 1989, the third Amendment on May 28, 1991, the fourth Amendment on May 18, 1993, the fifth Amendment on January 28, 1994, the sixth Amendment on May 12, 1995, the seventh Amendment on April 8, 1996, the eighth Amendment on May 13, 1997, the ninth Amendment on May 12, 1998, the tenth Amendment on May 11, 1999, the eleventh Amendment on April 14, 2000, the twelfth Amendment on September 5, 2000, the thirteenth Amendment on May 15, 2001, the fourteenth Amendment on May 7, 2002, the fifteenth Amendment on June 3, 2003, the sixteenth Amendment on December 21, 2004, the seventeenth Amendment on May 10, 2005, the eighteenth Amendment on May 16, 2006, the nineteenth Amendment on May 7, 2007, the twentieth Amendment on June 15, 2010, the twenty-first Amendment on June 12, 2012, the twenty-second Amendment on June 7, 2016, the twenty-third Amendment on June 8, 2017, the twenty-fourth Amendment on June 5, 2018, the twenty-fifth Amendment on June 5, 2019, and the twenty-sixth Amendment on June 8, 2022.